As filed with the Securities and Exchange Commission on June 15, 1999
                                                          Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              VITECH AMERICA, INC.
             (Exact name of registrant as specified in its charter)


                 FLORIDA                               65-0419086
     (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)               identification No.)

                           8807 Northwest 23rd Street
                              Miami, Florida 33172
                                 (305) 477-1161
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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
William C. St. Laurent                                With copies to: James D. Schneider, Esq.
Vitech America, Inc.                                                  Joel D. Mayersohn, Esq.
8807 Northwest 23rd Street                                            Atlas, Pearlman, Trop & Borkson, P.A.
Miami, Florida 33172                                                  200 East Las Olas Blvd., Suite 1900
(305) 477-1161                                                        Fort Lauderdale, Florida 33301
Telecopier: (305) 477-1379                                            (954) 763-1200
                                                                      Telecopier: (954) 766-7800


            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                                   Proposed                   Proposed
                                            Amount                  Maximum                   Maximum                    Amount Of
      Title Of Each Class Of                 To Be               Offering Price              Aggregate                 Registration
    Securities To Be Registered           Registered              Per Share(1)             Offering Price                   Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
share reserved for issuance upon
conversion of Convertible
Debentures(2)                              2,181,818                 $11.00                 $23,999,998                   $6,672
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
share reserved for issuance upon
exercise of Common Stock Purchase
Warrants(3)                                  100,000                 $11.50                  $1,150,000                     $320
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
share reserved for issuance upon
conversion of Convertible Notes(4)            45,000                 $10.00                    $450,000                     $126
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                                                     $7,118
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933.
(2) To be offered and sold by selling security holders upon conversion of two year $10,000,000 aggregate principal amount convertible debentures.
(3) To be offered and sold by selling security holders upon exercise of common stock purchase warrants.
(4) To be offered and sold by a selling security holder upon conversion of a $450,000 convertible promissory note.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                             SUBJECT TO COMPLETION DATED JUNE 15, 1999


                        2,326,818 Shares of Common Stock

                              VITECH AMERICA, INC.

         The shareholders of Vitech America, Inc. listed in this prospectus are offering and selling up to 2,326,818 shares of our common stock. The shares include up to 45,000 shares issuable upon conversion of a $450,000 convertible promissory note and up to 2,181,818 issuable upon conversion of $10,000,000 aggregate principal amount of 10% convertible debentures and 100,000 warrants to purchase common stock held by selling security holders. We expect that shareholders using this prospectus will sell the stock

         o         in ordinary brokers' transactions;
         o         in transactions directly with market makers; or
         o         in privately negotiated sales or otherwise.

         The selling security holders will determine when they will sell shares, and in all cases they will sell shares at the current market price or at negotiated prices at the time of the sale. We will pay the expenses incurred to register the shares for resale, but the selling security holders will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of their shares. The selling security holders and any brokers and dealers that they use may be considered to be "underwriters" within the meaning of the securities laws, and any commission received and any profits realized by them on the sale of shares may be considered to be underwriting compensation. See "Plan of Distribution."

         We will not receive any of the proceeds from the sales by selling security holders. Securities laws and SEC regulations may require selling security holders to deliver this prospectus to purchasers when they resell their shares of common stock.

                             -----------------------

 You should consider the "Risk Factors" beginning on page 4 for a discussion of certain matters that should be considered by a potential investor.
                             -----------------------

         The common stock offered or sold under this prospectus has not been approved or disapproved by the Securities and Exchange Commission or any State Securities Commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is __________, 1999

                                TABLE OF CONTENTS
                                -----------------

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                                                                                                              Page
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WHERE YOU CAN FIND MORE INFORMATION..................................................................          2

RISK FACTORS.........................................................................................          4

BUSINESS.............................................................................................         13

SELLING SECURITY HOLDERS.............................................................................         14

PLAN OF DISTRIBUTION.................................................................................         15

DESCRIPTION OF SECURITIES............................................................................         17

LEGAL MATTERS........................................................................................         17

EXPERTS..............................................................................................         17

INDEMNIFICATION......................................................................................         18

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov." The SEC also allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we file later with the SEC will automatically update and supersede this information. We will incorporate by reference the documents listed below and any future filings we make we will make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

         You may request a copy of these filings, at no cost by writing or telephoning our chief financial officer at the following address: Vitech America, Inc., 8807 Northwest 23rd Street, Miami, Florida 33172 (305-477- 1161).

         Except for the historical information contained herein, the matters discussed in this prospectus under "Risk Factors", in addition to certain statements contained elsewhere in this prospectus or in our filings under the Securities Exchange Act of 1934, (the "Exchange Act"), are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed in this prospectus under "Risk Factors" and prospective investors are urged to carefully consider such factors. Updated information will be periodically provided by us as required by the Securities Act and the Exchange Act. We, however, undertake no obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making offers for the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  RISK FACTORS

         Prospective investors should carefully consider the following Risk Factors, in addition to the other information set forth in this prospectus in evaluating an investment in the securities offered hereby.

FACTORS RELATING TO US

We may not be able to sustain our current growth

         Although we experienced a loss in sales for the quarter ended March 31, 1999, since inception we have experienced substantial growth through both internal operations and acquisitions. Consolidated net sales and consolidated net income increased to $195 million and $17.9 million, respectively, for the year ended December 31, 1998, from $117.5 million and $12.8 million, respectively, for the year ended December 31, 1997. Consolidated net sales and consolidated net income increased to $117.5 million and $12.8 million, respectively, for the year ended December 31, 1997, from $73.3 million and $8.2 million, respectively, for the year ended December 31, 1996. For the year ended December 31, 1995, consolidated net sales and consolidated net income increased to $48.5 million and $6.9 million, respectively, from $17.5 million and $0.15 million, respectively, for the year ended December 31, 1994. There can be no assurance that such growth will continue, and if such growth continues, that our infrastructure will be sufficient to support such a larger enterprise.

We depend upon key personnel for our operations

         Our ability to attract and retain highly skilled personnel is critical to our operations. To date, we have been able to attract and retain the personnel necessary for our operations. Because of our expansion plans, there can be no assurance that we will be able to do so in the future. If we are unable to attract and retain skilled personnel our business and expansion plans could be materially adversely affected. We are dependent upon the efforts and abilities of Georges C. St. Laurent III, the Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, the President and Chief Operating Officer. Each of these individuals is a substantial shareholder of the Company. The loss or unavailability of the services of either of these individuals for any significant period of time could have a material adverse effect on our business prospects. We are the sole beneficiary of key-person life insurance in the amount of $2 million on the life of each of Messrs. St. Laurent. There can be no assurance that such insurance will continue to be available on reasonable terms, or at all.

Fluctuation in our operating results may affect our stock price

         Our operating results have been subject to seasonality and to significant quarterly and annual fluctuations. Our quarterly net sales and operating results may vary significantly as a result of, among other things:

         o historical seasonal purchasing patterns and the general economic climate in Brazil;
         o the volume and timing of orders received during a quarter;
         o variations in sales mix;
         o delays in production schedules;
         o new product developments or introductions;
         o availability of components;
         o changes in product mix and pricing;
         o product reviews and other media coverage.

Our sales plan provides for approximately forty percent (40%) of our sales to be made to federal, state, and municipal government customers. Such sales at times may involve large contracts that can be a significant part of our sales. Our sales to the consumer and small business markets fluctuate seasonally and are dependent in part on the spending patterns of our customers, which in turn are subject to prevailing economic conditions. Historically, our sales have increased in the third and fourth quarters due, in part, to holiday spending. Accordingly, our historical financial performance is not necessarily a meaningful indicator of future results and, in general, management expects that our financial results may vary materially from period to period.

We may not be able to obtain additional capital on acceptable terms

         We may need to seek additional funding through public or private financing and may elect to obtain capital in anticipation of such needs. Adequate funds for growth through internal expansion and through acquisitions may not be available when needed or may not be available on terms favorable to us. If additional funds are raised by issuing equity securities or related instruments with conversion or warrant features, dilution to existing shareholders may result. If funding is insufficient, we may be required to delay, reduce the scope of or eliminate some or all of our expansion programs. In addition, we have in the past sought funding through third parties related to our management and there can be no assurance that these sources can be relied upon in the future. More recently, we have entered into a receivables financing facility with Technology Acceptance Corp. ("TAC"), an independently owned special purpose corporation, pursuant to which TAC issues and sells senior notes to investors collateralized by certain receivables of the Company. We are required to repurchase these receivables under certain circumstances, including their non-payment.

         Additionally, at the end of June and July we have approximately $11 million and $10 million, respectively, in debt maturing. We believe that the projected cash flows from continuing operations and existing and contemplated sources of credit will be sufficient to satisfy our capital requirements. Such belief is based on certain assumptions, and there can be no assurance that such assumptions are correct. Accordingly, there can be no assurance that such resources will be sufficient to satisfy our capital requirements or expansion plans. There can be no assurance that such contemplated sources will be available at the time they are needed or that the receivables financing facility with TAC will be available to us for financing accounts receivable at favorable terms.

We may not be able to compete effectively in our industry

         The manufacturing and sale of computer equipment and related products is highly competitive and requires substantial capital. We compete with, and will compete with, numerous international, national, and regional companies, many of which have significantly larger operations and greater financial, marketing, human, and other resources than us, which may give such competitors competitive advantages. Competitors in the computer hardware market include internationally recognized companies such as IBM, Acer, Dell, Hewlett Packard and Compaq. Additionally, we compete in the systems integration market with internationally recognized systems integrators such as IBM, EDS and Unisys. Competition is based on price, product quality, customer support and the ability to deliver products in a timely fashion. No assurance can be given that we will successfully compete in any market in which we conduct or may conduct operations.

         In addition, we compete with other small manufacturers of computer equipment sold on the "gray market" in Brazil. Such manufacturers are able to sell products at prices that are often significantly lower than those offered by us and other legitimate manufacturers. Gray market manufacturers are able to offer lower prices because of the avoidance of import duties and other taxes, and the avoidance of necessary software licensing fees. There can be no assurance that gray market activity will not continue to flourish, putting downward pressures on our profit margins as result of low pricing strategies.

We depend on credit sales and there are risks to customer lending

         Credit sales are an important component of our results of operations. In 1998, approximately ninety percent (90%) of our net sales revenue was accounted for by sales on credit (with terms from 1 to 24 months). Our results of operations could be materially and adversely affected if demand for customer credit falls, or if Brazilian Government policies curtail our ability to extend credit or to fund our extensions of credit. In addition, our customer credit activities expose it to significant risks. At March 31, 1999, our outstanding exposure to customer credit risk was approximately $83.3 million, including the balance of accounts receivable sold to TAC. While an allowance for doubtful accounts (including those sold to TAC) is made monthly based on management's reviews of prior period losses and anticipated losses, there can be no assurance that such allowances would be sufficient to cover actual losses.

We depend on our suppliers for quality components for our manufacturing process

         Our manufacturing process requires a high volume of quality components that are procured from third party suppliers. Reliance on suppliers, as well as industry supply conditions, generally involves several risks, including:

         o the possibility of defective parts (which can adversely affect the reliability and reputation of our products);
         o a shortage of components and reduced control over delivery schedules (which can adversely affect our manufacturing efficiencies);
         o increases in component costs (which can adversely affect our profitability).

We have several single-sourced supplier relationships, either because alternative sources are not available or the relationship is advantageous due to performance, quality, support, delivery, capacity or price considerations. If these sources are unable to provide timely and reliable supply, we could experience manufacturing delays or inefficiencies, adversely affecting our results of operations. During the year ended December 31, 1998, we had one supplier which accounted for more than ten percent (10%) of purchases. Substantially all of our inventory has, and will be, purchased from manufacturers and distributors with whom we have entered into non-exclusive agreements, which are typically cancellable upon 30 days written notice. There can be no assurance that such agreements will not be canceled. The loss of, or significant disruptions in relationships with, suppliers could have a material adverse effect on our business since there can be no assurance that we will be able to replace lost suppliers on a timely basis.

We depend on our tax-exempt status in Brazil

         The government of the State of Bahia, Brazil has issued a decree that exempts companies such as our subsidiary, Bahiatech - Bahia Tecnologia, Ltda., from the payment of state import duties, state sales tax, and state services tax. Bahiatech has received an exemption from such taxes through and including the year 2003. Additionally, Bahiatech is exempted from the payment of Brazilian federal income tax through and including the year 2004, provided that we meet certain budgeted production goals. We are not exempted from the payment of a federal social contribution tax of approximately eight percent (8%) of pre-tax income. The normal rate of federal taxation on a non-exempt basis is thirty-three percent (33%). If we are unable to extend such tax-exempt status, our after-tax earnings as a percentage of net sales would decline by the amount of the tax benefit, which may be substantial.

         In December of 1997, as a result of our plan to consolidate the manufacturing operations of Microtec Sistemas Industria e Comercio S.A. by relocating it to the State of Bahia, Microtec applied with the State of Bahia and the federal government of Brazil for the same tax incentives that have been granted to Bahiatech. Microtec has been granted the state tax incentives from the state of Bahia and will enjoy such state tax holiday through 2005. Should Microtec be granted the federal incentive, it would enjoy the federal income tax holiday through 2007. While we believe that Microtec will be granted this federal incentive, there is no assurance that Microtec's eligibility will be approved.

Our products are characterized by continuous and rapid technological advances and evolving industry standards

         Compatibility with industry standards in areas such as operating systems and communications protocols is material to our marketing strategy and product development efforts. In order to remain competitive, we must respond effectively to technological changes by continuing to enhance and improve our existing products to incorporate emerging or evolving standards, and by successfully developing and introducing new products that meet customer requirements. There can be no assurance that we will successfully develop, market, or support such products or that we will respond effectively to technological changes or new product announcements or introductions by others. If we do not enhance and improve our products, our sales and financial results could be materially adversely affected. In addition, there can be no assurance that, as a result of technological changes, all or a portion of our inventory would not be rendered obsolete.

Our transactions with related parties creates conflicts of interest

         We have, since 1995, received loans and sold securities and certain of our accounts receivable to Georges C. St. Laurent Jr. ("GSL Jr."), the father of Georges C. St. Laurent III, our Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, our President and Chief Operating Officer. We believe that the terms of these transactions were no less favorable to us than what could have been obtained from unaffiliated third parties. To the extent that we enter into transactions with affiliated persons and entities in the future, we will do so only on terms no less favorable to us than those available from unaffiliated third parties.

Our assets are located outside the U.S. and enforceability of civil liabilities against foreign persons is difficult

         While we are a U.S. corporation with executive offices in Florida, our principal operations are conducted by our Brazilian subsidiaries. A substantial portion of our assets will be held or used outside the U.S. (in Brazil). Consequently, enforcement by investors of civil liabilities under the Federal securities laws may be adversely affected by the fact that, while we are located in the U.S., our principal subsidiaries and operations are located in Brazil. Although our executive officers and directors are residents of the U.S., except for Messrs. Touma Makdassi Elias and William R. Blackhurst, who are residents of Brazil, all or a substantial portion of our assets are located outside the U.S.

Repatriation of excess retained earnings through the floating rate market is volatile

         For the foreseeable future, Bahiatech does not intend to distribute any excess retained earnings to Vitech, but intends to reinvest such earnings, if any, in the development and expansion of its business. Up to now, substantially all of our retained earnings on a consolidated basis have been attributable to Bahiatech. Bahiatech is exempted from the payment of Brazilian federal income tax through and including the year 2004, provided that Bahiatech meets certain budgeted production goals. Tax exemption benefits cannot be distributed as dividends to the parent company in U.S. Dollars and are segregated for capital reserves and offsetting accumulated losses in accordance with Brazilian law. For the years ended December 31, 1998, 1997 and 1996 the tax exemption benefits amounted to approximately $5,600,000 ($0.42 per share), $3,000,000 ($0.25 per share) and $2,200,000 ($0.22 per share), respectively.

         In the future, should Bahiatech wish to remit retained earnings in excess of the tax exemption benefits in U.S. Dollars, it may do so only in Reais convertible into U.S. Dollars in the floating rate exchange market. There are two legal foreign exchange markets in Brazil: the Commercial Market and the Floating Market. The "Commercial Market Rate" is the commercial selling rate for Brazilian currency into U.S. Dollars, as reported by the Central Bank. The "Floating Market Rate" generally applies to transactions to which the Commercial Market Rate does not apply. Prior to the implementation of the Real Plan, the Commercial Market Rate and the Floating Market Rate differed significantly at times. Since the introduction of the Real, the two rates have not differed significantly. However, there can be no assurance that there will not be significant differences between the two rates in the future. Both the Commercial Market Rate and the Floating Market Rate are reported by the Central Bank on a daily basis.

         In order for a company to remit retained earnings abroad in U.S. dollars at the Commercial Market Rate, Brazilian law first requires the registration of the foreign capital upon which those retained earnings were made. Bahiatech has not made such registration and therefore is only able to remit excess retained earnings at the Floating Market Rate. We use the Commercial Market Rate for the translation of Bahiatech's results into U.S. Dollars. In the event that Bahiatech remits excess retained earnings at the Floating Market Rate, there can be no assurance that such remittance will not vary from our reported results because of the differences between the Commercial Market Rate and the Floating Market Rate. Although Microtec does not currently intend to distribute any retained earnings to Vitech, it is currently eligible to remit retained earnings in U.S. Dollars at the Commercial Market Rate.

The exercise of options and warrants will have dilutive effect

         We have issued and outstanding, options and warrants to purchase an aggregate of 5,430,214 shares of common stock at exercise prices between $8.18 and $22.73 per share, including 4,635,827 options issued to directors, consultants, and employees. The existence of such options and warrants may adversely affect the terms under which we could obtain additional equity capital. The exercise of these options and warrants may cause significant dilution and materially and adversely affect the market price of the common stock.

Shares eligible for future sale

         As of the date of this prospectus, we have 14,635,655 shares of common stock outstanding, and 5,566,578 shares of common stock issuable upon the exercise of options and warrants. Of such shares outstanding or issuable, 13,199,880 are not registered and are held by our "affiliates" within the meaning of the Securities Act and are subject to the resale limitations of Rule 144 promulgated under the Securities Act (the "Restricted Shares"). We issued the Restricted Shares in private transactions in reliance upon one or more exemptions contained in the Securities Act. The Restricted Shares are or will be deemed to be "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act and may be publicly sold if registered under the Act or held by the holder thereof for a prescribed amount of time, if the other conditions of Rule 144 are satisfied. As of the date of this prospectus, 8,457,757 of the Restricted Shares, will have either been held for more than one year and are eligible for public sale in accordance with the requirements of Rule 144, or are eligible for resale pursuant to currently effective registration statements. In addition to the Restricted Shares, we have 1,832,689 shares of common stock that may be issued pursuant to the conversion of certain convertible notes. Such shares upon conversion will be eligible for resale pursuant to a resale registration statement on file with the SEC.

We are controlled by principal shareholders

         Our principal shareholders (Georges C. St. Laurent III and William C. St. Laurent) together beneficially own approximately fifty eight percent (58%) of the outstanding shares of common stock. Accordingly, the principal shareholders are able to elect our entire Board of Directors and control the outcome of all matters submitted to a vote of the shareholders of the Company. See "Description of Securities".

We are subject to burdensome government regulation

         The manufacture of computer equipment and related products is subject to various forms of government regulation in the United States and Brazil including, but not limited to, the following:

         o     technology transfer and licensing regulations;
         o     tariff regulations;
         o regulations governing currency conversion and transfers of profits between jurisdictions;
         o     labor regulations.

We do not believe that such regulations adversely affect us or our business presently; however, there can be no assurance that such regulations will not materially adversely affect us in the future. In addition, the government of Brazil has exercised, and continues to exercise, substantial influence over many aspects of the private sector in Brazil.

We have implemented anti-takeover provisions that could prevent an acquisition of Vitech America at a premium price

         The Board of Directors is authorized to issue shares of preferred stock and to determine the dividend, liquidation, conversion, redemption, and other rights, preferences, and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used as a method of discouraging and delaying or preventing a change in control of the Company. We have no present intention to issue any shares of its preferred stock, although there can be no assurance that we will not do so in the future. See "Description of Securities Preferred Stock".

We expect to experience volatility in our stock price

         The market for securities of technology companies and companies that participate in emerging markets historically has been more volatile than the market for stocks in general. The price of the common stock may be subject to wide fluctuations in response to the following:

         o quarter-to-quarter variations in operating results;
         o announcement of acquisitions, vendor additions or cancellations;
         o creation or elimination of banking or other funding opportunities;
         o favorable or unfavorable coverage of the Company or its officers by the press;
         o the availability of new products, technology, or services.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many technology and emerging market companies, both related and unrelated to the operating results of such companies. These market fluctuations and other factors may affect the market for the common stock.

We have only one manufacturing facility

         We operate one manufacturing facility in Brazil, in Ilheus, Bahia. In the event such facility were to experience substantial damage or disruption of its operations for any reason, we may be required to suspend manufacturing operations or transfer manufacturing operations to an independent facility for an indefinite period of time. While we maintain insurance covering various contingencies, any such suspension or disruption of our manufacturing operations could have a material adverse effect on us and our results of operations.

Year 2000 Compliance

         Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. We rely on our systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and accounts receivable modules), inventory and receivables systems, customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. We also rely, directly and indirectly, on systems of external business enterprises such as distributors, suppliers, creditors, financial organizations, and governmental entities, for accurate exchange of data. Although we are in contact with our suppliers to assess their compliance, there can be no assurance that there will not be a material adverse effect on us if third parties do not convert their systems in a timely manner and in a way that is compatible with our systems, as we could be affected through disruptions in the operation of the enterprises with which we interact. Based on the information currently available, we believe that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on our business, financial condition and results of operations in any given year; however, there can be no assurance that year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations.

FACTORS RELATING TO BRAZIL

We are subject to political and economic conditions

         The Brazilian economy has been characterized by frequent and occasionally drastic intervention by the Brazilian government. The Brazilian government has often changed monetary, credit, tariff and other policies to influence the course of Brazil's economy. The Brazilian government's actions to control inflation and effect other policies have often involved wage and price controls as well as other measures, such as freezing bank accounts, imposing capital controls and limiting imports into Brazil. Changes in policy involving tariffs, exchange controls, and other matters could have a material adverse effect on the Company, as could inflation, devaluation, social instability and other political, economic or diplomatic developments, and the Brazilian government's response to such developments.

         The Brazilian political environment has been marked by high levels of uncertainty since the country returned to civilian rule in 1985 after 20 years of military government. The death of a President-elect in 1985 and the resignation of another President in 1992 during his impeachment trial, as well as frequent turnovers at and immediately below the cabinet level, particularly in the economic area, historically have contributed to the absence of a coherent and sustained policy to confront Brazil's economic problems.

         Mr. Fernando Henrique Cardoso, the Finance Minister at the time of the implementation of Brazil's latest economic stabilization plan, was elected President in October 1994. The Real Plan, which has significantly reduced inflation since the introduction of the Real in July 1994, has been continued by the Cardoso government. See "Brazil has historically experienced high rates of inflation" below. President Cardoso has continued to support free market and privatization measures of recent years, and his government has taken steps in this regard, such as proposing measures for the liberalization of the state petroleum and telecommunications monopolies and the privatization of a number of state-owned enterprises. Although these liberalization measures have enjoyed broad political and public support, some important political factions remain opposed to significant elements of the reform program. In addition, President Cardoso was elected as the leader of a coalition of political parties and governs Brazil by coalition government. As a result, President Cardoso's leadership of Brazil is likely to be subject to more compromises and accommodations than if his party alone had received support from the majority of voters. Furthermore, the Brazilian government's desire to control inflation and to reduce budget deficits may cause it to take actions that will slow or halt Brazilian economic growth.

Brazil has historically experienced extremely high rates of inflation

         Inflation itself, as well as certain governmental measures to combat inflation, have in the past had significant negative effects on the Brazilian economy. Inflation, actions taken to combat inflation and public speculation about possible future actions have also contributed significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets. Beginning in December 1993, the Brazilian government introduced the Real Plan, an economic stabilization plan designed to reduce inflation by reducing certain public expenditures, collecting liabilities owed to the Brazilian government, increasing tax revenues, continuing the privatization program and introducing a new currency. On July 1, 1994, as part of the Real Plan, the Brazilian government introduced the Real. Since the introduction of the Real, Brazil's inflation rate has been substantially lower than in previous periods. Inflation, as measured by the IGP-DI, was approximately 2,708%, 910%, 15.7%, 9.3%, 7.5% and 1.7% in 1993, 1994, 1995, 1996, 1997 and 1998,
respectively. There can be no assurance, however, that the recent lower level of inflation will continue or that future Brazilian governmental actions (including actions to adjust the value of the Brazilian currency such as the devaluation of the Real in January 1999) will not trigger an increase in inflation or that any such increase will not have a material adverse effect on the Company.

We are subject to exchange rate fluctuations

         The relationship of Brazil's currency to the value of the U.S. Dollar, and the rates of devaluation of Brazil's currency relative to the prevailing rates of inflation have affected, and may affect, the Company's financial condition and results of operations. Principally all of the Company's sales are denominated in the Real, while the Company's operating results are recorded in U.S. Dollars. Any significant devaluation of the Real relative to the U.S. Dollar could have a material adverse effect on the Company's operating results. Although the Company had used Real futures and options contracts during 1996, in an effort to hedge against currency risks, its highest coverage at any one time had only met 20% of its exposure, consisting of accounts receivable denominated in Reais, net of accounts payable and other current liabilities denominated in Reais. Currently, the Company is not engaged in any hedging activities. Currency transaction losses for the years ended December 31, 1998 and 1997 were $1,603,670 and $2,665,224, respectively, and were associated with dollar-denominated monetary assets and liabilities held by the Company's Brazilian subsidiaries. For the quarter ended March 31, 1999 we experienced a currency translation loss of $16,656,880 due to the devaluation of the Real against the U.S. dollar which occurred in January 1999.

         In the event of a significant devaluation of the Brazilian currency in relation to the U.S. Dollar or other currencies, our ability to meet our foreign currency denominated obligations could be adversely and materially affected. Increases in the rate of inflation in Brazil subsequent to such a devaluation of the Brazilian currency could adversely affect our business, results of operations and financial condition. Although the exchange rate between the Real and the U.S. dollar had been relatively stable from mid-July 1994 through late 1998, the spread of the Asian and Russian economic difficulties to South America culminated in the devaluation of the Real in mid-January 1999. By the end of January 1999, the real dropped against the dollar by approximately 45% compared to the end of December 1998. Although some recent economic measures have been taken by the Brazilian Federal Government in an effort to stabilize the Real, the potential for future devaluation or volatility continues to persist.

Our exchange controls and restrictions

         Brazilian law provides that, whenever there is a serious imbalance in Brazil's balance of payments or serious reasons to foresee such imbalance, the Brazilian government may impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil, as it did for approximately six months in 1989 and early 1990, and on the conversion of Brazilian currency into foreign currencies. No assurance can be given that the international transfer of Reais or the Floating Market will remain legally or commercially available to Brazilian residents. There can be no assurance that the Brazilian government will not in the future impose more restrictive foreign exchange regulations that would have the effect of preventing or restricting our access to foreign currency that it may require to meet its foreign currency obligations under foreign currency denominated liabilities.

Brazil's economic environment is subject to change

         Despite the success to date of the Real Plan in reducing inflation in Brazil, the fiscal adjustment program necessary to reduce government expenditures is not complete after the fifth year of the Real Plan. There can be no assurance that the Real Plan will be more successful than previous economic programs in reducing inflation over the long term, especially in light of (i) the Brazilian congress' delay in the Real Plan and in the reform of the social security system, and (ii) the negative effects of the Asian, Russian and Latin American crises on Brazil, which has caused a flight of foreign investment, the devaluation of the Real and new inflationary pressures on the Brazilian economy. Accordingly, periods of substantial inflation may once again have significant adverse effects on the Brazilian economy, on the value of the Real and on the Company's financial condition, results of operations and future prospects.

                                    BUSINESS

The Company

         Vitech America, Inc. and subsidiaries are engaged in the manufacture and direct marketing of PCs and related products, business systems integration products and turn-key business solutions, as well as the financing of the purchase thereof, in the Federal Republic of Brazil. Our principal operations are conducted in Brazil by our Brazilian subsidiaries. The parent company, Vitech America, Inc., is based in Miami, Florida and sources components in the United States and throughout the world and engages in the distribution of those components to its subsidiaries' manufacturing operations in Brazil. Substantially all of our revenues have been recognized in Brazil by our subsidiaries. Our products, which include desktop PCs, notebooks, workstations, network servers, peripherals, software, business systems integration products and turn-key business solutions, are marketed under brand names owned or licensed by the us directly to end-users through a variety of channels in the Brazilian marketplace. In addition, we maintain an engineering support service dedicated to assisting customers in effecting networking and systems integration solutions, and to providing technical support to the end-users of our products.

                            SELLING SECURITY HOLDERS

         On May 21, 1999 (the "Original Issue Date"), we issued $10,000,000 aggregate principal amount of two year 10% convertible debentures. The debentures are initially convertible at a conversion price of $11.00 (the "Initial Conversion Price"), subject to stock splits, stock dividends, rights offering by us in certain combinations, capitalizations, reclassifications, extraordinary distributions and other similar events. In the event that we shall decline to repay in full, following the exercise by the debenture holder of the put right (as defined below), the Initial Conversion Price shall be the lesser of (i) .85 multiplied by the 10-day volume weighted average closing price as reported on Nasdaq as reported by Bloomberg Informational Services, Inc. (or other principal exchange on which our securities are traded) for the lowest 10-day consecutive day period during the 30 consecutive trading day period ending one trading day prior to the conversion date, and (ii) $11.00 per share. We are authorized to issue up to 2,927,130 shares of common stock in connection with this transaction without seeking shareholder approval. In addition the 10% convertible debentures prohibit each holder from converting in excess of 4.999% and 9.999%, respectively, of the outstanding shares of common stock following such conversion. Either restriction may be waived by a holder of 10% convertible debentures upon not less than 75 days' notice to us.

         Beginning February 21, 2000, and continuing for a period of 10 days thereafter, each debenture holder shall have the right to request that we repurchase all, but not less than all, of the outstanding debentures held by such holder at a price equal to 112% of the principal amount thereof (the "Put Price"), plus accrued and unpaid interest thereon. The Put Price shall be adjusted as follows: (i) one hundred and sixteen percent (116%) of the principal amount of the Debentures to be repaid, plus all accrued and unpaid interest thereon if the Put Date occurs on or after the 361st day after the Original Issue Date and prior to the 450th day after the Original Issue Date, (ii) one hundred and twenty percent (120%) of the principal amount of the Debentures to be repaid, plus all accrued and unpaid interest thereon if the Put Date occurs on or after the 451st day after the Original Issue Date and prior to the 540th day after the Original Issue Date, (iii) one hundred and twenty-four percent (124%) of the principal amount of the Debentures to be repaid, plus all accrued and unpaid interest thereon if the Put Date occurs on or after the 541st day after the Original Issue Date and prior to the 630th day after the Original Issue Date, and (iv) one hundred and twenty-eight percent (128%) of the principal amount of the Debentures to be repaid, plus all accrued and unpaid interest thereon if the Put Date occurs on or after the 631st day after the Original Issue Date.

         We are also obligated under the terms of the agreement to prepare and file a registration statement providing for the resale of the shares of common stock issuable upon conversion of the convertible debenture within 30 days of May 21, 1999, and to use our best efforts to have such registration statement declared effective on or before August 19, 1999.

         On September 30, 1998, we issued a two year ten percent (10%) convertible note for the total amount of $450,000 to Little Wing LP. The note is convertible into 45,000 shares of our common stock. We have agreed to register the resale of such shares issuable upon conversion of the note.

         The shares listed below represent all of the shares which each selling security holder currently owns, or which each selling security holder may own, on conversion of a ten percent (10%) convertible note.

                                                  Number of                   Shares             Shares Owned
Name of Selling Security Holder                 Shares Owned              Being Offered           After Offering
-------------------------------                 ------------              -------------           --------------
Advantage Fund II Ltd.                         833,637(1)(2)          1,597,274(1)(2)              0
Koch Investment Group Ltd.                     357,272(2)(3)            684,544(2)(3)              0
Little Wing LP(4)                              217,473                   45,000                  172,473

--------------------

(1) Includes (i) 636,364 shares of Common Stock issued upon conversion of the 10% convertible debentures, assuming conversion at $11.00 per share (which price will fluctuate after February 21, 2000 in the event the put price is not paid after the debentures are put to the Company),
         (ii) 127,273 shares of common stock as payment of interest, assuming all such interest is paid in shares of common stock and the debentures remain outstanding for two years and (iii) 70,000 shares of common stock issuable upon the exercise of warrants.

(2) Because the number of shares of common stock issuable upon conversion of the debentures and as payment of interest thereon may be dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions or interest payments and, consequently, offered for sale under this registration statement, cannot be determined at this time. However, the Company has contractually agreed to include herein 200% of the shares of common stock issuable upon conversion of the debentures and as payment of interest thereon.

(3) Includes (i) 272,727 shares of common stock issued upon conversion of the 10% convertible debentures, assuming conversion at $11.00 per share (which price will fluctuate after February 21, 2000 in the event the put price is not paid after the debentures are put to the Company),
         (ii) 54,545 shares of common stock as payment of interest, assuming all such interest is paid in shares of common stock and the debentures remain outstanding for two years and (iii) 30,000 shares of common stock issuable upon the exercise of warrants.

(4) Represents shares of common stock issuable upon conversion of the two year ten percent (10%) convertible note in the principal amount of $450,000.

         We will pay all costs and expenses related to sale and delivery of the shares, the Registration Statement and prospectus. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                              PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;

         o         privately negotiated transactions;
         o         short sales;
         o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
         o         a combination of any such methods of sale; and
         o         any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling security holders. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

General

         As of the date of this prospectus, our articles of incorporation authorize us to issue 30,000,000 shares of common stock, no par value, and 3,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of June 10, 1999, there were outstanding 14,635,655 shares of common stock and no shares of Preferred Stock.

Common Stock

         Each shareholder has the right to one vote per share on all matters which require their vote. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Vitech, holders of common stock are entitled to share ratably all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

         Our preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of Vitech. See "Risk Factors - We have implemented anti-takeover provisions that could prevent an acquisition of Vitech America at a premium price."

NASDAQ National Market

         Our common stock is traded on the Nasdaq National Market under the symbol "VTCH".

Transfer and Warrant Agent and Register

         Our transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson P.A., Fort Lauderdale, Florida. Atlas, Pearlman, Trop & Borkson own shares of common stock.

                                     EXPERTS

         The audited Consolidated Financial Statements of Vitech America, Inc., as of December 31, 1998 and 1997, and for each of the three fiscal years in the period ended December 31, 1998, incorporated by reference into this prospectus, have been audited by Pannell Kerr Forster PC, independent certified public accountants, as indicated in their report with respect thereto, and incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                 INDEMNIFICATION

         The Articles of Incorporation of the Company provide that every director and every officer of the corporation, every former director and former officer of the corporation, and every person who may have served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, and the heirs, executors, administrators, and assignors of all of the above persons shall be indemnified by the corporation for expenses actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of the corporation or of such other corporation regardless of whether or not he continues to be a director or officer at the time of incurring such expenses, except with respect to matters as to which he shall be finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duty. The rights of indemnification set forth in the Articles of Incorporation shall not be exclusive of any other rights to which such person may be entitled by law or otherwise.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of the director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for, or assenting to, an unlawful distribution; and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by, or in the right of, the Company to procure a judgment in its favor or in a proceeding by, or in the right of, a shareholder. The statute does not effect the director's responsibilities under any other law.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II


II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

         Registration Fees - Securities and
          Exchange Commission                                      $      6,562
         Cost of Printing and Engraving                            $      1,000
         Legal Fees and Expenses                                   $     15,000
         Accounting Fees and Expenses                              $      5,000
         Blue Sky Fees and Expenses                                $        500
         Miscellaneous                                             $      1,938
                                                                   ------------

                  Total                                             $    30,000

*Estimated

Item 15.  Indemnification of Directors and Officers.

         The Articles of Incorporation of the Company provide that every director and every officer of the corporation, every former director and former officer of the corporation, and every person who may have served at the request of the corporation as a director or officer of another corporation in which the corporation owns shares of capital stock or of which it is a creditor, and the heirs, executors, administrators, and assignors of all of the above persons shall be indemnified by the corporation for expenses actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of the corporation or of such other corporation regardless of whether or not he continues to be a director or officer at the time of incurring such expenses, except with respect to matters as to which he shall be finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duty. The rights of indemnification set forth in the Articles of Incorporation shall not be exclusive of any other rights to which such person may be entitled by law or otherwise.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of the director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for: (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for, or assenting to, an unlawful distribution; and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by, or in the right of, the Company to procure a judgment in its favor or in a proceeding by, or in the right of, a shareholder. The statute does not effect the director's responsibilities under any other law.

Item 16.  Exhibits and Consolidated Financial Statement Schedules.

         a. The exhibits constituting part of the Registration Statement are as follows:

(1.1)    Form of Underwriting Agreement. (1)
(1.2)    Form of Representative's Warrant Agreement. (1)
(2.1)    Contract for Discontinuation of Company Participations and other
         Agreements between Vitech America, Inc., Microtec Holding USA, Inc. and Microhold Partipacoes e
         Empreendimentos S/C Ltda. dated July 10, 1997. (2)
(2.2)    Purchase agreement between Vitech America, Inc. and Microtec Holdings
         USA, Inc. dated July 10, 1997. (2)
(2.3)    Buy-Sell Contract between Vitech America, Inc. and Tech Shop Holdings
         USA, Inc. dated November 17, 1997.(4)

                                      II-1


(2.4)    Buy-Sell Contract between Vitech America, Inc. and Recife Holdings USA,
         Inc. dated November 18, 1997. (4)
(3.1)    Articles of Incorporation dated June 24, 1993.(1)
(3.2)    Amendments to the Company's Articles of Incorporation dated November 13, 1995 and July 26, 1996. (1)
(3.3)    By-Laws of the Company. (1)
(4.1)    Form of Common Stock Certificate. (1)
(10.1)   Stock Option Plan. (1)
(10.5)   Option Agreements for William C. St. Laurent and Georges St. Laurent, III. (1)
(10.13)  Senior convertible note payable to Georges St. Laurent Jr. dated June 26, 1997. (2)
(10.15)  Senior Convertible Note dated August 19, 1997 to Georges C. St. Laurent Jr. (5)
(10.16)  Senior Convertible Note dated October 10, 1997 to Georges C. St. Laurent Jr. (5)
(10.17)  Securities Purchase Agreement dated October 10, 1997, by and between the Company, H.W. Partners, L.P., as
         Purchaser's Representative and Investor. (3)
(10.18)  Form of Convertible Promissory Note dated October 10, 1997 for the Investors. (3)
(10.19)  Put and Call Agreement dated October 10, 1997 between the Company and the Investors. (3)
(10.20)  Registration Rights Agreement dated October 10, 1997 between the Company and the Investors. (3)
(10.21)  Form of Convertible Promissory Note dated October 10, 1997. (3)
(10.22)  Master Sales and Servicing Agreement among Technology Acceptance Corp., Technology Trust S.A.,
         Bahiatech-Bahia Tecnologia Ltda., Banco Credibanco, S.A. and Vitech America, Inc. dated April 16, 1998.(7)
(10.23)  Form of Convertible Promissory Note dated September 30, 1998 for Little Wing LP. *
(10.24)  Convertible Debenture Purchase Agreement dated May 21, 1999, by and between the Company and Advantage
         Fund II Ltd. and Koch Investment Group Ltd., as Investors.*
(10.25)  Form of Convertible Debenture dated May 21, 1999.*
(10.26)  Registration Rights Agreement dated May 21, 1999 between the Company, Advantage Fund II Ltd. and Koch
         Investment Group Ltd.*
(10.27)  Form of Warrant dated May 21, 1999.*
(21)     Subsidiaries of the Company. (6)
(23.1)   Consent of Pennell Kerr Forster PC. *
--------------------
*        Filed herewith.
(1)      Incorporated by reference to exhibit filed with the Company's Registration Statement on Form S-1, file #333-11505.
(2)      Incorporated by reference to exhibit filed with the Company's Form 8-K dated July 10, 1997 as amended.
(3)      Incorporated by reference to exhibit filed with the Company's Form 8-K dated October 10, 1997.
(4)      Incorporated by reference to exhibit filed with the Company's Form 8-K dated November 17, 1997.
(5)      Incorporated by reference to exhibit filed with the Company's Form 10-Q for the quarterly period ended September 30,
         1997.
(6)      Incorporated by reference to exhibit filed with the Company's Form 10-K for the year ended December 31, 1998.
(7)      Incorporated by reference to exhibit filed with the Company's Form 10-Q for the quarterly period ended March 31, 1998.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on this 14 day of June, 1999.

                                                     VITECH AMERICA, INC.


                                                     By:  /s/ WILLIAM C. ST. LAURENT
                                                          ---------------------------------
                                                          William C. St. Laurent, President

         Pursuant to the requirements of the Securities Act, this Registration
Statement has been signed below by the following persons in the capacities and on the dates indicated.


                Signature                                     Title                                       Date
                ---------                                     -----                                       ----


/s/ GEORGES C. ST. LAURENT, III                 Chairman of the Board of Directors                   June 14, 1999
------------------------------------------          and Chief Executive Officer
Georges C. St. Laurent, III                        (Principal Executive Officer)



/s/ WILLIAM C. ST. LAURENT                      President, Chief Operating Officer                   June 14, 1999
------------------------------------------               and Director
William C. St. Laurent


/s/ EDWARD A. KELLY                                   Chief Financial Officer                        June 14, 1999
------------------------------------------         (Principal Accounting Officer)
Edward A. Kelly


/s/ JOSEPH K. MEYER
------------------------------------------
Joseph K. Meyer                                              Director                                June 14, 1999


/s/ H.R. SHEPHERD
------------------------------------------
H.R. Shepherd                                                Director                                June 14, 1999


/s/ TOUMA MAKDASSI ELIAS
------------------------------------------
Touma Makdassi Elias                                         Director                                June 14, 1999


/s/ WILLIAM ROBIN BLACKHURST
------------------------------------------
William Robin Blackhurst                                     Director                                June 14, 1999


                                      II-4

                                  EXHIBIT INDEX

Exhibits:

(10.23) Form of Convertible Promissory Note dated September 30, 1998 for Little Wing LP.
(10.24)   Convertible Debenture Purchase Agreement dated May 21, 1999, by and between the Company and Advantage Fund II Ltd. and Koch Investment Group Ltd., as Investors.
(10.25)   Form of Convertible Debenture dated May 21, 1999.
(10.26) Registration Rights Agreement dated May 21, 1999 between the Company, Advantage Fund II Ltd. and Koch Investment Group Ltd.
(10.27)   Form of Warrant dated May 21, 1999.
(23.1)    Consent of Pannell Kerr Forster PC.